                                     [On Letterhead of The Chase Manhattan Bank]


                                                                     Exhibit 4.2




                        December 15, 1999



John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, Illinois  60606


     Re:          Nuveen Unit Trusts
                  Nuveen-Standard & Poor's Quality Buyback
                  Portfolio, December 1999
                  Nuveen-Rittenhouse
                  Concentrated Growth
                  Portfolio, Series 4
                  ----------------------------------------
Dear Sirs:

     The Chase Manhattan Bank is acting as Evaluator for the series of Nuveen Unit Trust set forth above (the "Trust"). We enclose a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on December 14, 1999 in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust for Nuveen Unit Trust Series 4 and subsequent. We consent to the reference to The Chase Manhattan Bank as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-91795) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.
                             Very truly yours,

                                     /s/ Rachelle Cohen

                                     Assistant Treasurer